Exhibit 99.1

PolarityTE Confirms Receipt of Unsolicited, Non-Binding Offer to Acquire the Company

SALT LAKE CITY, November 9, 2022 — PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials, today confirmed that on November 1, 2022, it received an unsolicited, non-binding offer (followed by an amended offer on November 8, 2022) from Michael Brauser to acquire all of the outstanding common stock of the Company not owned by them for $1.25 per share in cash. The offer is subject to various contingencies, including, among others, (1) settlement with warrant holders and satisfactory negotiations with insiders with change of control agreements, (2) minimum tender conditions, (3) a sixty-day due diligence period, and (4) satisfaction of other conditions and requirements that may arise, which are commonplace in transactions of this nature.

The Board of Directors of the Company and a special committee formed by the Board of Directors will carefully review the terms and conditions of the offer to determine the course of action that it believes is in the best interest of the Company and all Company securityholders. If the Board of Directors determines to proceed with the offer, there can be no assurance that all required contingencies will be satisfied and that a transaction will result.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Such forward-looking statements include, but are not limited to, statements related to the unsolicited, non-binding offer received by the Company. Readers should not place undue reliance on such forward-looking statements. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, many of which are beyond our control that may cause actual results or events to differ materially from those projected. These risks and uncertainties include the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com